Exhibit 23.02

Consent of Ernst & Young LLP, Independent Auditors

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the options issued under the Axcelerant, Inc. 2001 Stock Incentive Plan and assumed by GRIC Communications, Inc. of our report dated January 23, 2003 with respect to the consolidated financial statements and schedule of GRIC Communications, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2002, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

San Jose, California
December 2, 2003